Exhibit 3.1

CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

SEALY CORPORATION

FIRST: The name of the corporation is Sealy Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it may be amended from time to time (the “DGCL”), or any successor law.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1000) shares of common stock, par value of $.01 per share.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the purpose of creating, defining and regulating the powers of the Corporation and its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation.

(b) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the bylaws of the Corporation, and vacancies on the board of directors of the Corporation and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the bylaws.

(c) The election of directors of the Corporation may be conducted in any manner approved by the stockholders of the Corporation at the time when the election is held and need not be by written ballot.

(d) The board of directors of the Corporation is expressly authorized from time to time to adopt, alter, amend, change, add to or repeal the bylaws of the Corporation.

(e) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (e) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

SIXTH: (a) To the fullest extent permitted by the DGCL, the Corporation shall indemnify, and advance expenses to, any person who is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the board of directors of the Corporation. The Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

(b) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(c) The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the DGCL or the provisions of this Article Sixth.

(d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the board of directors of the Corporation, pursuant to the last sentence of clause (a) of this Article Sixth, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to this reservation.

EIGHTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

NINTH: The bylaws of the Corporation shall not restrict the ability of the stockholders of the Corporation to act by written consent in lieu of a meeting, and no provision of the bylaws shall require stockholders to request that the board of directors of the Corporation fix a record date prior to delivery of the written consents to the Corporation.